SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities
Exchange Act of 1934 (Amendment No. )

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|_| Soliciting Material Pursuant to ss.240.14a-12

THE GOLDFIELD CORPORATION
(Name of Registrant as Specified In Its Charter)

eRaider.com Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Messages posted on Yahoo.



Re: Hidden Agenda,
Zeomanus?
by: AaCBrown (44/M/New York
City, New York)
06/01/01
07:35
pm EDT
Msg:
4092 of
4116

I don't understand why asking "Who is JSherry?" and "Who is Anthony Ford?" (when you are both people) is seeking a reply to my postings. But that's okay.

I don't think anything Deborah or I have said has been ugly or unfair to John Sottile. We have criticized his communication, focus and risk aversion, but not his management of the business; and certainly not his honesty, competence or character. We want him as CEO of Goldfield, we just think he will do a better job for shareholders with a board that challenges him. I think any CEO does better with a board that challenges him or her. With all due respect, you have said far more hurtful things about John Sottile than we ever did.

Frankly, I think you are really saying that John Sottile feels insulted. I think that's a reflection of being surrounded by too many yes-men; by having a company insulated from shareholders and press. When you're the CEO of a public company you have taken the public's money, you need also to take the public's opinion. Sure, a lot of shareholders are ignorant, foolish and greedy; but if you don't like dealing with the public you should get another job. Just cruise around a few Yahoo! boards at random and you'll see we're pretty reasonable compared to the stuff you read on them.

Saying John Sottile "objects to those trying to force the unwanted down his throat" is saying he objects to disagreement. The Goldfield board of directors is not his throat, it's the body shareholders elect to oversee their interests. We can elect whomever we like, for whatever reasons we like. I think Goldfield would return more money to common shareholders if there were more disagreement. A good business tolerates, needs, creative tension and a diversity of views.

I believe you are working for the best interests of shareholders, after all you are the largest shareholder and have been an activist for years. I appreciate that at this point we disagree about the best action. One big difference is you will have a son on the board, someone you know and trust. I have no one on the board I know and trust. That's why I want one, and you wanted one too before the Company nominated Al
Marino.

But in the past we have agreed more than disagreed, and I think that will be true in the future as well, whether we win or lose. So I think we should just agree to disagree for the moment.

eRaider is soliciting proxies for Goldfield's annual meeting on June 19. Click on [Yahoo! censored link] to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email [Yahoo!
censored email address] or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Aaron Brown
eRaider co-founder


The rest of the messages are on the eRaider website, the GV message board.

Message 422
We would welcome a report on St. Cloud. However, be careful not to misrepresent yourself, we don't want to be accused of spying. But if the Company will give you a tour (most companies welcome shareholder visitors, but the current circumstances might preclude that), we'd all love to know. If not, it would still be nice to know if the facilities look active, the people look enthusiastic and so forth. You can tell a lot about a company in five minutes.

Your instincts are sound. Dissident shareholders are always well advised to double check everything about the voting: with the exchange, with brokers (the large brokers, anyway) and how things are counted
(remember the Florida Presidential election).
Aaron Brown
eRaider co-founder
Msg 423

There is no legal obligation to inform shareholders that the election is contested. Personally, I feel the board has an ethical obligation to make the election as fair as possible. To me that means putting rival director candidates in the proxy statement, so shareholders get one document with all candidates presented on an equal basis. Without this, boards must know that a lot of shareholders will vote their way, not because they agree with the board, but because they do not know there is another choice. No one should want uninformed votes.

However, there is no law in any state that says this and it is almost unheard of for boards to allow equal time for dissident nominees. I think this is a part of a corporate culture that is anti-democratic, afraid of diversity and basically anti-shareholder. eRaider challenges this attitude, and I think things are changing our way. In ten years, I am confident things will be much more fair and open.

As you mention in your next message, Goldfield has gone beyond the legal minimum by mentioning us in their proxy statement. I consider this a positive sign. Of course, it's always a choice for an incumbant: ignore the opposition to make it seem trivial, or fight it at the risk of making it seem more important. I think shareholder interests are better served by open discussion of disagreements.
Aaron Brown
eRaider co-founder